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[LOGO OF GRAY CARY WARE
 FREIDENRICH]

Attorneys at Law
400 Hamilton Avenue
Palo Alto, CA 94301-1825
Tel (415) 328-6561
Fax (415) 327-3699

                                                                       EXHIBIT 5

                                                                    Our File No.
                                                                  1190971-900600
                                                                  1190771-900400
                                                                  1190771-901500
                                                                  1190771-901600
                                 March 25, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

          As legal counsel for Storm Technology, Inc., a Delaware corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 1,213,316 shares of the Common Stock, $.001 par value, of the Company which may be issued pursuant to the exercise of options and purchase rights granted under the Storm Technology, Inc. Amended and Restated 1992 Stock Option Plan, 1996 Outside Directors Stock Option Plan and 1996 Employee Stock Purchase Plan (the "Plans").

          We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California. Based on such examination, we are of the opinion that the 1,213,316 shares of Common Stock which may be issued upon exercise of options and purchase rights granted under the Plans are duly authorized shares of the Company's Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plans, will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

                                 Respectfully submitted,

                                 /s/ Gray Cary Ware & Freidenrich

                                 GRAY CARY WARE & FREIDENRICH
                                 A Professional Corporation